EXHIBIT 99.1

For Release at 2:00 p.m. MDT May 5, 2005

Company contact: Robert W. Howard, Executive Vice President–Finance and Investor Relations, or Jim Felton, Investor Relations Manager, 303-293-9100

Bill Barrett Corporation Reports Financial And Operating results For First Quarter 2005

DENVER – (PR Newswire) –May 5, 2005– Bill Barrett Corporation (NYSE: BBG) today reported that production for the first quarter that ended March 31, 2005 was 8.5 billion cubic feet equivalent (Bcfe), a 15% increase over first quarter 2004. Net of the effects of hedging, the average sales price for the Company’s production in the first quarter of 2005 was $5.98 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $4.89 per Mcfe in the first quarter of 2004.

Discretionary cash flow(1), a non-GAAP measure defined below, was $31.6 million for the first quarter of 2005, compared to $23.1 million in the first quarter of 2004. The Company’s net income for the first quarter that ended March 31, 2005 was $3.1 million on revenues of $51.9 million, compared to net income of $4.7 million on revenues of $36.4 million in the first quarter of 2004.

William J. Barrett, Chief Executive Officer and Chairman, commented, “We are pleased that our drilling program in the first quarter has generated production consistent with our earlier guidance. It creates momentum that we will work to maintain through the remainder of the year. We are just starting our drilling in West Tavaputs in Utah, we are increasing our drilling activities in the Piceance Basin, and we have over 200 CBM wells to drill in the Powder River Basin this year. We also are continuing our aggressive exploration program with two wells in the Tri-State Area, several wells in the Williston and Uinta Basins, and the Bullfrog and Hitchcock Draw wells in the Wind River Basin. We anticipate reporting on these programs in the third and fourth quarters of 2005. While we are benefiting from the continued strength of commodity prices, we are also feeling the impact of continuing increases in both oilfield service and drilling costs that are experienced by everyone in the industry today.”

Operations

The Company spent $65.9 million on capital expenditures in the first quarter of 2005, which was comprised of $5.6 million for the acquisition of undeveloped properties; $57.5 million for drilling, development and exploration of natural gas and oil properties; $2.3 million for geologic and geophysical costs; and $0.5 million for equipment and other expenditures. The following table lists, by basin, Company capital expenditures and wells spud for the first quarter 2005.

	For the Quarter Ended March 31, 2005
Basin	Capital Expenditures (in millions)	Wells spud
Piceance Basin	$17.1	14
Wind River Basin	24.8	11
Uinta Basin	10.4	3
Powder River Basin	6.1	17
Williston Basin	3.6	2
Other	3.9	2

Total	$65.9	49

The Company anticipates participating in the drilling of 351 wells for the full year 2005. Due to continuing significant price increases in drilling and service costs and the acquisition of additional unevaluated acreage, full-year capital expenditures may be 10 to 15% higher than the Company’s original $276 million capital budget for 2005.

The Company provides the following guidance for production and expenses based on information available at the time of this release. All forecast amounts exclude any production or operating costs that may result from acquisitions or successful exploration projects. As previously disclosed on March 10, 2005, the Company began transporting natural gas pursuant to a firm transportation agreement on the Cheyenne Plains pipeline. The costs of that firm transportation were not included in previously issued guidance, but are currently reflected in the revised gathering and transportation expense guidance below. The Company anticipates that some portion of this firm transportation expense will be offset by higher realized sales prices. As the Company increases production, it may enter into further firm transportation and sales agreements to ensure that produced gas may be sold without constraint. Please see the forward-looking statements disclosure at the end of this release for more discussion of the inherent limitations of these forward-looking statements.

Second Quarter
Guidance:	Ending	Year Ending
	June 30, 2005	December 31, 2005

Production:
Oil (Mbl)	110 - 120	486 - 526
Natural Gas (Bcf)	7.5 - 8.0	34.5 - 36.8
Natural Gas Equivalent (Bcfe)	8.2 - 8.7	37.4 - 40.0

Operating Costs (in millions):
Lease operating expense	$4.6 - $4.8	$21.5 - $23.3
Gathering and transportation expense	$2.9 - $3.1	$11.4 - $12.2
General and administrative expense (excluding non-cash stock-based compensation)	$5.4 - $5.9	$22.2 - $24.0

As previously announced, a conference call to discuss first quarter results for the Company is scheduled for 4:30 p.m. EDT (3:30 p.m. CDT, 2:30 p.m. MDT) on Thursday, May 5, 2005. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 5841043. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A telephonic replay will be available approximately two hours after the call on Thursday, May 5, 2005 and will continue to be available through Saturday, May 7, 2005. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 5841043. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until the Company’s annual meeting on May 19, 2005.

Forward-Looking Statements

This release contains, and our conference call on May 5, 2005 will contain, forward-looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast”, ”projections”, “guidance”, “expect” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, the ability to sell down Company interests in projects, competition, litigation, environmental matters, the potential impact of government regulations and ability to obtain necessary approvals and permits, and other matters discussed in the “Risk Factors” section of the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov). The Company disclaims any commitment to update its forward-looking statements.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in projects across nine basins in the U.S. Rocky Mountains. The Company trades publicly under the symbol BBG on the New York Stock Exchange. For further information, please visit www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation
Selected Operating Highlights
(Unaudited)

	Quarter Ended March 31,
	2005	2004
Production:
Natural gas (MMcf)	7,713	6,700
Oil (MBbls)	126	109
Combined volumes (MMcfe)	8,469	7,354
Daily combined volumes (MMcfe/d)	94	81
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$5.87	$4.84
Oil (per Bbl)	42.69	32.91
Combined (per Mcfe)	5.98	4.89
Average Costs (per Mcfe):
Lease operating expense	$0.53	$0.41
Gathering and transportation expense	0.32	0.16
Production tax expense	0.78	0.60
Depreciation, depletion and amortization	2.33	1.69
General and administrative (excluding non-cash stock-based compensation)	0.67	0.55

Bill Barrett Corporation
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Revenues:
Oil and gas production	$50,685	$35,992
Other	1,221	449

Total revenues	51,906	36,441
Operating Expenses:
Lease operating expense	4,481	3,013
Gathering and transportation expense	2,723	1,152
Production tax expense	6,610	4,376
Exploration expense	6,666	1,482
Depreciation, depletion and amortization	19,777	12,422
Non-cash stock-based compensation	700	1,267
General and administrative	5,677	4,009

Total operating expenses	46,634	27,721

Operating income	5,272	8,720
Other Income and Expense:
Interest income	539	61
Interest expense	(506)	(594)

Total other income and expense	33	(533)

Income before Income Taxes	5,305	8,187
Provision for Income Taxes	2,251	3,450

Net Income	3,054	4,737

Less cumulative dividends on preferred stock	—	(4,533)

Net income attributable to common stock	$3,054	$204

Net Income Per Common Share:
Basic
Net Income Per Common Share	$0.07	$0.01

Diluted
Net Income Per Common Share	$0.07	$0.01

Weighted Average Common Shares Outstanding
Basic	43,084,742	1,253,575
Diluted	43,722,495	2,175,545

Bill Barrett Corporation
Consolidated Condensed Balance Sheets
(Unaudited)

	As of March 31,	As of December 31,
	2005	2004
	(in thousands)
Cash and cash equivalents	$88,744	$99,926
Other current assets	38,834	37,964
Property and equipment, net	587,733	552,165
Other non current assets	5,731	6,103

Total assets	$721,042	$696,158

Current liabilities	$93,483	$62,106
Note payable to bank	—	—
Other noncurrent liabilities	20,760	14,320
Stockholders’ equity	606,799	619,732

Total liabilities and stockholders’ equity	$721,042	$696,158

Bill Barrett Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Quarter Ended March 31,
	2005	2004
	(in thousands)
Operating Activities:
Net Income	$3,054	$4,737
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	19,777	12,422
Deferred income taxes	2,251	3,450
Exploratory dry holes and abandonments	4,685	—
Stock compensation and other non-cash items	672	1,329
Amortization of deferred financing costs	282	86
Gain on sale of properties	(1,094)	(418)
Change in current assets and liabilities:
Accounts receivable	6,270	(4,716)
Prepayments and other current assets	502	(409)
Accounts payable and accrued liabilities	(179)	(3,226)
Amounts payable to oil and gas property owners	2,085	1,133
Production taxes payable	3,404	2,785

Net cash provided by operating activities	41,709	17,173
Investing Activities:
Additions to oil and gas properties, including acquisitions	(57,939)	(44,481)
Additions of furniture, equipment and other	(540)	(428)
Proceeds from sale of properties	5,528	4,969

Net cash used in investing activities	(52,951)	(39,940)
Financing Activities:
Proceeds from debt	—	26,000
Principal payments on debt	—	(20,000)
Proceeds from sale of common and preferred stock	149	20,106
Deferred financing costs and other	(89)	(1,018)

Net cash provided by financing activities	60	25,088

Increase (Decrease) in Cash and Cash Equivalents	(11,182)	2,321
Beginning Cash and Cash Equivalents	99,926	16,034

Ending Cash and Cash Equivalents	$88,744	$18,355

Bill Barrett Corporation
Reconciliation of Discretionary Cash Flow (1) from Net Income

	Quarter Ended March 31,
	2005	2004
	(in thousands)
Net Income	$3,054	$4,737
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	19,777	12,422
Deferred income taxes	2,251	3,450
Exploration expense	6,666	1,482
Stock compensation and other non-cash items	672	1,329
Amortization of deferred financing costs	282	86
Gain on sale of properties	(1,094)	(418)

Discretionary cash flow (1)	$31,608	$23,088

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, gains on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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